Exhibit 10.29

EXECUTION VERSION [4]

Master Istisna’ Agreement

Dated    29-06-2015

Brooge Petroleum and Gas Investment Company FZC

(The Seller)

National Bank of Abu Dhabi PJSC - Islamic Banking Division

(The Investment Agent)

Dentons & Co Suite 1204 Al Ghaith Tower Hamdan Street PO Box 47656 Abu Dhabi United Arab Emirates

Contents (i)

Master Istisna’ Agreement

Dated

Between

(1)	Broege Petroleum and Gas Investment Company FZC incorporated under the laws of Fujairah Free Zone, Fujairah, United Arab Emirates of P. O. Box 50170, Fujairah, United Arab Emirates (the Seller); and

(2)	National Bank of Abu Dhabi PJSC - Islamic Banking Division, of P. O. Box 40057, Abu Dhabi, United Arab Emirates, acting in its capacity as Investment Agent for an on behalf of the Participants (the Investment Agent).

Recitals

A	In accordance with the Investment Agency Agreement, the Participants have, amongst other things, appointed the Investment Agent as their agent under and in connection with the Transaction Documents, including this Master Istisna’ Agreement (the Agreement).

B	Under the Istisna’ Facility, the Investment Agent will buy the Istisna’ Development from the Seller in accordance with the terms of this Agreement.

C	The Seller has independently reviewed the Transaction Documents for the purpose of ensuring its compliance with the Shari’ah, and is satisfied that they do so comply.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

1.1.1	Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Common Terms Agreement (whether directly or indirectly) shall have the same meaning when used in this Agreement.

1.1.2	In addition, in this Agreement:

Acceptance means a document substantially in the form set out in Part 2 of Schedule 1 (Form of Offer Letter and Acceptance) or such other form as may be mutually agreed between the Seller and the Investment Agent.

Availability Period means the period from and including the date of this Agreement and ending on the Termination Date.

Available Commitment means at any time, in relation to a Participant, the Participant’s Commitment minus:

(a)	the amount of its Participant Contribution in relation to any Istisna’ Instalments that have been paid; and

(b)	in relation to any proposed Istisna’ Instalment, the amount of its Participant Contribution in relation to any Istisna’ Instalments that are due to be made on or before the proposed Istisna’ Payment Date.

Available Facility means the aggregate for the time being of each Participant’s Available Commitment.

Common Terms Agreement means, in relation to the Istisna’ Development, that agreement made on or about the date of this Agreement between the Seller (acting in the capacity as the Company) and the Investment Agent.

Completion Certificate means, in relation to the Istisna’ Development, the certificate, howsoever described in the Main Construction Agreement and which is issued under the Main Construction Agreement, confirming that the Istisna’ Development has been completed and is ready for handover.

Construction Event of Default means, in relation to the Istisna’ Development, those events howsoever described in the Main Construction Agreement.

Development Completion Date means, in relation to the Istisna’ Development, the date when the Completion Certificate is issued which must be on or before the Projected Completion Date.

Final Istisna’ Instalment means, in relation to the Istisna’ Agreement, the last scheduled Istisna’ Instalment which is due to be paid on the Development Completion Date.

Istisna’ Agreement means an istisna’ agreement in which the Seller sells and the Investment Agent buys the Istisna’ Development in accordance with the provisions of this Agreement.

Istisna’ Development means the assets to be constructed under the Istisna’ Agreement in accordance with the Specifications, as described in the Istisna’ Agreement.

Istisna’ Event of Default means any of the events listed in Clause 13 (Istisna’ Events of Default).

Istisna’ Facility means a facility in a maximum amount equal to the Total Commitments.

Istisna’ Instalment Notice means a notice substantially in the form contained in Schedule 2 (Istisna’ Instalment Notice).

Istisna’ Instalments means, in relation to the Istisna’ Agreement, the instalments of the Purchase Price payable in accordance with this Agreement, the Istisna’ Agreement and the other Transaction Documents.

Istisna’ Payment means the payment of an Istisna’ Instalment.

Istisna’ Payment Date means a date when an Istisna’ Payment is made or has been paid or, as the context requires, is to be made.

Istisna’ Repeating Representations means each of the representations and warranties set out in Clause 9.2 (Main Construction Agreement).

Main Construction Agreement means, in relation to the Istisna’ Development, the construction agreement entered into between the  Seller and Main Contractor for the construction of the Istisna’ Development as described in Schedule A (Specifications and other matters) to the Istisna’ Agreement created by the Offer Letter and Acceptance.

Main Contractor means, in relation to the Istisna’ Development, the contractor under the Main Construction Agreement described in Schedule A (Specifications and other matters) to the Istisna’ Agreement created by the Offer Letter and Acceptance.

Main Contractor Insurances means, in relation to the Istisna’ Development, all policies and other contracts of insurance to be maintained by the Main Contractor under the Main Construction Contract.

Offer Letter means a document substantially in the form set out in Part 1 of Schedule 1 (Form of Offer Letter and Acceptance) or such other form as may be mutually agreed between the Seller and the Investment Agent.

Party means a party to this Agreement.

Payment Support Documents means, in relation to the Istisna’ Development, those documents that are to accompany an Istisna’ Instalment Notice as advised from time-to-time by the Technical Advisor.

Progress Reports means all progress reports received by the Seller under or in connection with the Istisna’ Development.

Projected Completion Date means, in relation to the Istisna’ Development, the date specified in the Offer Letter or such later date as the Parties may agree.

Purchase Price means, in relation to the Istisna’ Agreement, AED 310,718,000.

Specifications means the specifications of the Istisna’ Development that are contained in Schedule A to the Istisna’ Agreement created by the Offer Letter and Acceptance.

Technical Advisor means the party nominated by, or otherwise acceptable to, the Investment Agent,

Termination Date means the sooner to occur of:

(a)	the Projected Completion Date; and

(b)	the date falling 23 months after the first Istisna’ Payment Date.

1.2	Construction

The principles of construction used in the Common Terms Agreement shall apply to this Agreement to the extent they are relevant to it and, subject to any necessary changes, as they apply to the Common Terms Agreement.

1.3	Third party rights

1.3.1	Subject to Clause 1.3.2, unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Third Parties Act to enforce to enjoy the benefit of any term of this Agreement.

1.3.2	Each Participant may, except as otherwise stated in the Transaction Documents, enforce or enjoy the benefit of any term of this Agreement which it would be able to enforce or enjoy if it were a party to this Agreement.

1.3.3	Notwithstanding any term of any Transaction Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

1.4	Common Terms Agreement

This Agreement and the rights and obligations of the Parties hereunder are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Transaction Documents apply equally to this Agreement.

2	Istisna’ Facility

2.1	Istisna’ Facility

Subject to the terms and conditions of this Agreement and the Common Terms Agreement, the Investment Agent makes available to the Seller the Istisna’ Facility.

2.2	Purpose

2.2.1	The Istisna’ Facility shall be used by the Seller to construct the Istisna’ Development to be sold to the Investment Agent under the terms of this Agreement.

2.2.2	No Finance Party is bound to monitor or verify the application of any Istisna’ Instalment paid to the Seller under this Agreement.

2.3	Cancellation of Commitments

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

3	Investment Agent’s rights and obligations

The Seller acknowledges and agrees that:

(a)	the Investment Agent is only obliged to fund any Istisna’ Instalment if the Investment Agent receives cleared funds from the Participants for that purpose;

(b)	the obligations of each Participant under the Investment Agency Agreement are several;

(c)	if a Participant:

(i)	fails to perform any of its obligations under the Investment Agency Agreement; or

(ii)	is not required to perform its obligations as a result of Clause 14 (Illegality) of the Common Terms Agreements (a Relevant Event), the Investment Agent is not responsible either for the obligations of the defaulting Participant or for the payment of the relevant Istisna’ Instalment. The Seller waives and releases any right, recourse or claim it might otherwise have against the Investment Agent or its assets (including any right of set-off or counterclaim) as a result of such Relevant Event; and

(d)	to the extent that the full amount of an Istisna’ Instalment is not paid this will not affect the relevant Istisna’ Agreement which will continue with the Purchase Price unaffected but, subject to their being no Event of Default which has occurred and is continuing, with the Commitment (along with the other rights and obligations of the relevant defaulting Participant) transferred to National Bank of Abu Dhabi PJSC - Islamic Banking Division (in its capacity as Participant) pursuant to clause 15.2 (National Bank of Abu Dhabi PJSC - Islamic Banking Division payment undertaking) of the Common Terms Agreement.

4	Conditions precedent

4.1	Initial conditions precedent

Without limiting the provisions of Clause 4.2 (Further conditions precedent), the Seller may not deliver the Offer Letter unless the Investment Agent has issued a notice that the provisions of clause 2 (Initial conditions precedent) of the Common Terms Agreement have been satisfied.

4.2	Further conditions precedent

The Investment Agent shall only be obliged to enter into the Istisna’ Agreement if:

(a)	each of the following have been entered into:

(i)	the Forward Lease;

(ii)	the Service Agency Agreement;

(iii)	the Sale Undertaking;

(iv)	the Purchase Undertaking; and

(v)	the Seller Option Deed.

(b)	on the date of the Offer Letter and the Acceptance:

(i)	no Default is continuing or would result from the entry into of the proposed Istisna’ Agreement;

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects; and

(iii)	the Istisna’ Repeating Representations to be made by each Obligor are true in all material respects;

(c)	the Purchase Price:

(i)	is denominated in Dirham; and

(ii)	equals or is less than the Total Commitments;

(d)	the Offer Letter is issued in the Availability Period;

(e)	the Final Istisna’ Instalment does not fall after the Termination Date; and

(f)	it is not illegal or unlawful for the Investment Agent to enter into the Istisna’ Agreement.

5	Istisna’ Agreement

5.1	Offer Letter

5.1.1	Subject to the terms and conditions of this Agreement, if the Seller wants to enter into the Istisna’ Agreement it must deliver a completed and signed Offer letter to the Investment Agent.

5.1.2	The Offer Letter must be issued on a Business Day falling within the Availability Period.

5.1.3	Once given, the Offer Letter shall be irrevocable.

5.1.4	As soon as practicable after the Investment Agent receives the Offer letter, it shall send a copy to each Participant.

5.2	Acceptance

If the Investment Agent receives affirmative confirmations from all of the Participants that they wish to proceed and that they will provide their Participant Contributions in relation to the proposed Istisna’ Agreement, it shall deliver the Acceptance to the Seller.

5.3	Failure to respond affirmatively to the Seller

If the Investment Agent does not issue the Acceptance within three Business Days of the date of receipt of the Offer Letter, the Investment Agent (for the Participants) will be deemed to have refused to enter into the proposed Istisna’ Agreement. (For the avoidance of doubt, the Investment Agent acknowledges that, on the date of this Agreement, it has received confirmation from the sole Participant, National Bank of Abu Dhabi PJSC - Islamic Banking Division, that it will provide its Participant Contributions in relation to the proposed Istisna’ Agreement detailed in the Offer Letter of the same date and that the Investment Agent shall, accordingly, also issue the related Acceptance on the date of this Agreement).

5.4	No liability for failing to issue the Acceptance

Neither the Investment Agent nor any Participant shall be:

(a)	obliged to give reasons for any refusal to issue the Acceptance; or

(b)	liable in any way to the Seller for not issuing the Acceptance.

6	Conditions precedent to the making of Istisna’ payments

In relation to the Istisna’ Agreement:

6.1	Conditions precedent

The Investment Agent shall only be obliged make an Istisna’ Payment if:

(a)	the Istisna’ Instalment Notice is received no later than 11 a.m. on the day falling two Business Days prior to the proposed Istisna’ Payment Date;

(b)	the proposed Istisna’ Payment Date is within the Availability Period;

(c)	in relation to the first Istisna’ Payment, the Investment Agent receives a status report from the Technical Advisor in form and substance satisfactory to the Investment Agent which includes the following information:

(i)	confirmation that the expected Projected Completion Date will be achieved by the completion date specified in the Main Construction Agreement;

(ii)	the current completion status;

(iii)	the outstanding work to be completed;

(iv)	the amounts paid by the Main Contractor under the Main Construction Agreement; and

(v)	details of any variations made or to be made to the Main Construction Agreement.

(d)	in relation to each Istisna’ Payment (other than the Final Istisna’ Instalment), the Investment Agent receives a certificate from the Technical Advisor confirming that the Technical Advisor is satisfied that the Payment Support Documents attached to the Istisna’ Instalment Notice evidences that the construction of the Istisna’ Development has reached the relevant construction milestones;

(e)	in relation to the Final Istisna’ Instalment, the Investment Agent receives a certificate from the Technical Advisor confirming that the Technical Advisor is satisfied that the Payment Support Documents attached to the Istisna’ Instalment Notice support the request for the Istisna’ Payment;

(f)	the Istisna’ Payment:

(i)	is denominated in Dirhams;

(ii)	equals or is less than the Available Facility;

(iii)	is not more than 90 per cent of the amount of the instalment due to the Main Contractor by the Seller pursuant to the Main Construction Agreement and referred to in the Payment Support Documents; and

(iv)	is an integral multiple of AED1,000,000 (except in relation to the Final Istisna’ Instalment, which may be AED1,718,000);

(g)	the Investment Agent has received from the Seller an amount equal to 10 percent of the payment due to the Main Contractor by the Seller pursuant to the Main Construction Agreement and referred to in the Payment Support Documents together with irrevocable instructions to pay that amount to the Main Contractor and/or

(h)	on the Istisna’ Payment Date:

(i)	no Default is continuing; and

(ii)	the Repeating Representations and the Istisna’ Repeating Representations to be made by each Obligor are true in all material respects.

6.2	Completion of an Istisna’ Instalment Notice

An Istisna’ Instalment Notice is irrevocable and will not be regarded as having been duly completed unless it complies with the provisions of this Agreement.

6.3	Istisna’ Payments

If the Investment Agent determines that the conditions precedent contained in Clause 6.1 (Conditions precedent) have been satisfied, the Investment Agent shall make the relevant Istisna’ Payment on the relevant Istisna’ Payment Date.

7	Specific sale and purchase provisions

Unless specifically provided to the contrary the provisions of this Clause 7 (Specific sale and purchase provisions) shall apply to the Istisna’ Agreement.

7.1	General

7.1.1	The Seller sells the Istisna’ Development to the Investment Agent:

(a)	for the Purchase Price which shall be paid by the making of the Istisna’ Instalments;

(b)	in accordance with the Specifications; and

(c)	with completion of the Istisna’ Development being on or before the Projected Completion Date, all in accordance with the provisions of this Agreement, the Istisna’ Agreement and the other Transaction Documents.

7.1.2	The Investment Agent purchases the Istisna’ Development in accordance with the terms of this Agreement, the Istisna’ Agreement and the other Transaction Documents.

7.2	Transfer of title and ownership

7.2.1	Provided that the Development Completion Date occurs on or before the Projected Completion Date, the Final Istisna’ Instalment shall be paid on the Development Completion Date.

7.2.2	On payment of the Final Istisna’ Instalment:

(a)	title, possession and risk to the Istisna’ Development shall automatically pass and transfer from the Seller to the Investment Agent free of any Security other than for any Permitted Security; and

(b)	the Seller shall provide the same warranties to the Investment Agent in relation to the Istisna’ Development as it receives under the Main Construction Agreement, in form and substance satisfactory to the Investment Agent.

7.3	Right to be on the property

On the same date as the matters described in Clause 7.2.2 occur, the Seller shall grant to the Investment Agent (at no additional cost) such legal rights that the Investment Agent requires in order to be legally on the real estate on which the Istisna’ Development is situated.

7.4	Further assurances

Without limiting Clause 11.2 (Further documents), the Seller shall, at the request of the Investment Agent and at the Seller’s expense, take whatever action is required by the Investment Agent to give effect to Clause 7.2 (Transfer of title and ownership) and Clause 7.3 (Right to be on the property).

7.5	Position if title not registered in the name of the Investment Agent

If for whatever reason title to the Istisna’ Development is not registered in the name of the Investment Agent but remains registered in the name of the Seller, the Seller shall hold the registered title on the following terms:

(a)	the registration of title in the name of the Seller shall be held and maintained by the Seller as agent for and on behalf of the Investment Agent;

(b)	the Seller acknowledges that the Seller’s right, title and interest in and to the Istisna’ Development has been transferred to the Investment Agent in accordance with this Agreement and the Seller also acknowledges that the Seller is no longer the owner of the Istisna’ Development;

(c)	the Investment Agent has an absolute right of disposal in respect of the Istisna’ Development in any manner whatsoever; and

(d)	the Seller shall not, without the prior written permission of the Investment Agent, take any action that may result in any change in registration or ownership of the Istisna’ Development.

8	Payment obligations

8.1	Istisna’ Instalment Notices

8.1.1	In relation to the Istisna’ Agreement, at least two Business Days before a Istisna’ Payment Date, the Seller must give an Istisna’ Instalment Notice to the Investment Agent.

8.1.2	The first Istisna’ Instalment Notice in relation to the Istisna’ Agreement cannot be issued until the Investment Agent is satisfied that it has received all of the documents and other evidence listed in Schedule 1 (Specific conditions precedent in relation to the Forward Lease) to the Master Forward Lease Agreement and which relate to the Forward Lease whose Leased Assets correspond to the Istisna’ Development of that Istisna’ Agreement, in form and substance satisfactory to the Investment Agent.

8.2	Payment procedure for the Istisna’ Instalments (other than the Final Istisna’ Instalment)

8.2.1	In relation to the Istisna’ Agreement, with regard to an Istisna’ Instalment other than the Final Istisna’ Instalment, within seven days of receiving an Istisna’ Instalment Notice, the Investment Agent shall inform the Seller that either:

(a)	it is satisfied that the Payment Support Documents attached to the Istisna’ Instalment Notice evidence that the construction of the Istisna’ Development has reached the required construction phase as determined by the Technical Advisor; or

(b)	it is not satisfied.

8.2.2	In the case of Clause 8.2.1(a), the Investment Agent shall make the Istisna’ Payment on the Istisna’ Payment Date.

8.2.3	In the case of Clause 8.2.1(b), the Seller may submit revised Payment Support Documents (and may do so on more than one occasion) until such time as the Investment Agent confirms that it is satisfied as described in Clause 8.2.1(a) at which time (and subject to the terms of this Agreement and the other Transaction Documents) the Investment Agent shall make the Istisna’ Payment to the Seller.

8.3	Payment procedure for the Final Istisna’ Instalment

In relation to the Istisna’ Agreement, with regard to the Final Istisna’ Instalment, and provided that the Investment Agent receives an Istisna’ Instalment Notice that has been accompanied by the Completion Certificate on or before the Projected Completion Date, the Investment Agent shall make the Istisna’ Payment relating to the Final Istisna’ Instalment on the Istisna’ Payment Date.

8.4	Account details for payments

The Investment Agent shall pay each Istisna’ Instalment to the main contractor under the Main Construction Agreement on the irrevocable instructions of the Seller to the account notified by the Seller for such purpose.

9	Representations and warranties

The Investment Agent and each other Finance Party has entered into the Transaction Documents in reliance on the representations of each Obligor set out in this Clause 9, and each Obligor warrants to the Investment Agent and each other Finance Party on the date of this Agreement as set out in this Clause 9.

9.1	General application

The representations described below shall apply by reference to the Istisna’ Agreement.

9.2	Main Construction Agreement

9.2.1	The obligations expressed to be assumed by it and the Main Contractor in the Main Construction Agreement are legal, valid, binding and enforceable obligations.

9.2.2	The entry into and performance by it and the Main Contractor of, and the transactions contemplated by, the Main Construction Agreement do not and will not conflict with any law or regulation applicable to it or the Main Contractor.

9.2.3	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Main Construction Agreement and the transactions contemplated by the Main Construction Agreement.

9.2.4	All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Main Construction Agreement; and

(b)	to make the Main Construction Agreement admissible in evidence in each Relevant Jurisdiction, have been obtained or effected and are in full force and effect.

9.2.5	The Main Contractor has not taken any action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or reorganisation, for the enforcement of any Security over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

9.2.6	No event of default (howsoever described under the Main Construction Agreement) or other event or circumstance is outstanding which constitutes (or would do so with the expiry of a grace period, the giving of notice, the making of any determination, the satisfaction of any other condition or any combination of any of the foregoing) a default or termination event (howsoever described) under the Main Construction Agreement.

9.3	Repetition

The representations and warranties set out in this Clause 9 shall survive the execution of this Agreement and are deemed to be repeated by each Obliger by reference to the facts in relation to the Istisna’ Agreement then existing on:

(a)	the date of the Offer Letter;

(b)	the date of the Acceptance;

(c)	the date of each Istisna’ Instalment Notice; and

(d)	each Istisna’ Payment Date.

10	Information undertakings

The undertakings in this Clause 10 remain in force from the date of this Agreement until the expiry of the Security Period.

10.1	Progress Reports

The Seller shall supply to the Investment Agent in sufficient copies for all the Participants copies of Progress Reports promptly upon receiving them.

10.2	Environmental Claims

The Seller shall promptly upon becoming aware of the same, inform the Investment Agent in writing of:

(a)	any Environmental Claim that relates to the Istisna’ Development which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened in relation to the Istisna’ Development.

11	Positive undertakings

The undertakings in this Clause 11 remain in force from the date of this Agreement until the expiry of the Security Period.

11.1	Access

The Seller shall permit the Investment Agent, the Security Agent and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Investment Agent or the Security Agent) authorised by the Investment Agent or the Security Agent to have, at all reasonable times during normal business hours, and on reasonable notice, access to the Istisna’ Development.

11.2	Development

The Seller must ensure that the Istisna’ Development is promptly commenced and is diligently carried out and is completed:

(a)	in accordance with the Specifications and the Transaction Documents; and

(b)	in a good and workmanlike manner, using materials of good quality which are fit for their respective purposes.

11.3	Further documents

Without limiting the terms of clause 8.5 (Further documents) of the Common Terms Agreement, the Seller shall, at the request of the Investment Agent, do or arrange for the doing of all such things and execute or arrange for the execution of all such documents as are, in the opinion of the Investment Agent, necessary or desirable to ensure that the Finance Parties obtain all the rights and benefits intended to be conferred on them in relation to the Istisna’ Development.

11.4	Main Construction Agreement compliance

In relation to the Istisna’ Agreement, the Seller shall:

(a)	comply with all the provisions of the Main Construction Agreement;

(b)	obtain, maintain, file (where applicable) and ensure compliance with all requisite Environmental Permits required for the Istisna’ Development; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law in relation to the Istisna’ Development.

11.5	Dangerous Materials

The Seller shall ensure that all Dangerous Materials treated, kept and stored, produced, manufactured, generated, refined or used from, in, upon or under the Istisna’ Development are held and kept upon such real property in such a manner and up to such standards as they would be kept by a prudent company carrying on such development activities.

11.6	Insurance

11.6.1	In relation to the Istisna’ Agreement, the Seller shall ensure that the Main Contractor:

(a)	complies with all of its obligations under the Main Construction Agreement to provide and maintain in full force and effect the Main Contractor Insurances;

(b)	complies with the requirements of all covenants, undertakings and conditions as to insurance which are imposed by the terms of the Main Construction Agreement;

(c)	duly and punctually pays all premiums and other moneys due and payable in respect of the Main Contractor Insurances and promptly at the request of the Seller (including if so requested by the Investment Agent) produce receipts for the payment of the premiums;

(d)	at the request of the Seller (including if so requested by the Investment Agent), deposit with or produce for inspection (to the Investment Agent or, at the Investment Agent’s request, to the Security Agent) the Main Contractor Insurances; and

(e)	uses all reasonable endeavours to prevent the happening of any act, omission, breach or default which would be reasonably likely to render void or voidable any insurances effected by it.

12	Negative undertakings

The undertakings in this Clause 12 remain in force from the date of this Agreement until the expiry of the Security Period.

12.1	Negative pledge

The Seller shall not (and the Seller shall ensure that no other Group Company will not) create or permit to subsist any Security over the Istisna’ Development.

12.2	Main Construction Agreement

No Obliger shall amend, vary or terminate the Main Construction Agreement in relation to the Istisna’ Agreement without the consent of the Investment Agent.

13	Istisna’ Events of Default

Each of the events or circumstances set out in this Clause 13 is an Istisna’ Event of Default.

13.1	Construction Event of Default

A Construction Event of Default occurs or the Investment Agent reasonably believes that a Construction Event of Default is likely to occur.

13.2	Completion Certificate

The Completion Certificate is not issued on or before the Projected Completion Date for the Istisna’ Development.

14	Events of Default and Events of Mandatory Prepayment

If:

(a)	any Event of Default; or

(b)	any Event of Mandatory Prepayment,

occurs, the Investment Agent may exercise the rights and remedies set out in clause 12 (Acceleration) of the Common Terms Agreement including those rights and remedies relating to this Agreement, the Istisna’ Agreement and any other Transaction Document.

15	Early termination by the Seller before the Istisna’ Agreement exists

15.1	Notice

Provided that the Seller has not issued an Offer Letter, the Seller may give the Investment Agent not less than 30 days’ notice (or such shorter period as the Majority Participants may agree) that it no longer wishes to issue an Offer Letter.

15.2	Effect of the notice

Once the notice has been issued:

(a)	all Available Commitments shall be reduced to zero; and

(b)	the Seller may not utilise any part of the Available Facility.

15.3	Copies

The Investment Agent shall immediately send copies of the notice to the other Finance Parties.

15.4	Cancellation

Any cancellation under this Clause 15 shall reduce the Commitments of the Participants rateably under the Istisna’ Facility.

16	Indemnity

16.1	Indemnity claims

16.1.1	Without prejudice to the indemnities contained in clause 16 (Other indemnities) of the Common Terms Agreement, the Seller acknowledges that the Istisna’ Development is being leased by the Investment Agent under the Forward Lease and that the Investment Agent is relying on the Seller to perform its obligations under this Agreement and the Istisna’ Agreement in order for it to fulfil its own obligations under the Forward Lease and accordingly the Seller shall, within three Business Days of demand, indemnify each Secured Party and each Secured Party’s officers and employees against any Losses incurred by that Secured Party or any of its officers and employees as a result of:

(a)	the Development Completion Date not occurring on or before the relevant Projected Completion Date;

(b)	the Istisna’ Development not being constructed in accordance with the relevant Specifications;

(c)	there being any defects (including latent defects) relating to all or any part of the Istisna’ Development including any claims based on decennial liability claims;

(d)	any claim under any Environmental Laws, legislation, judgments, awards and decisions, including notices and orders which are breached in relation to the Istisna’ Development or the construction of the Istisna’ Development; and

(e)	whether directly or indirectly, in or through the design or construction of the Istisna’ Development.

16.1.2	Losses shall include any claim that the Lessee may have against the Investment Agent (acting as the Lessor) under the Forward Lease (including the return of any Advance Rental Payments) on the grounds that the Commencement Date has not occurred or will not occur on or before the relevant Projected Completion Date and whether caused by the Seller or the Investment Agent terminating this Agreement, the Istisna’ Agreement or the Forward Lease or for any other reason.

16.2	General

Any certificate of any Finance Party as to the amount of any Losses sustained or incurred by it and which are being claimed under Clause 16.1 (Indemnity claims) shall be conclusive and binding on any Obligor except for any manifest error.

16.3	Exclusions

The indemnities contained in this Clause 16 shall not extend to any liability, loss or damage that is caused by the gross negligence or wilful misconduct of a Secured Party or that Secured Party’s officers and employees.

16.4	Survival

The obligations of the Seller in respect of the indemnities described in this Clause 16 shall survive the expiration or termination of this Agreement, the Istisna’ Agreement for any reason whatsoever (including any fundamental or repudiatory breach by the Seller).

17	Governing law

17.1	English law

17.1.1	Subject to Clause 17.1.2, this Agreement and the Istisna’ Agreement and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

17.1.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Istisna’ Development shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the United Arab Emirates as applied by the civil courts of Fujairah, in each case, to the extent those laws do not conflict with Shari’a. In the event of any contradiction between the laws of Fujairah and the federal laws of the United Arab Emirates and the principles of Shari’a, the principles of Shari’a shall prevail.

17.2	Interest

The Parties recognise and agree that the principle of the payment of interest is repugnant to the Shari’ah and accordingly, to the extent that any legal system would (but for the provisions of this Clause) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other.

18	Enforcement

18.1	Jurisdiction

18.1.1	Subject to Clause 18.1.2, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates to settle any dispute arising out of or in connection with this Agreement and the Istisna’ Agreement (including a dispute relating to the existence, validity or termination of this Agreement and the Istisna’ Agreement or any non-contractual obligation arising out of or in connection with this Agreement and the Istisna’ Agreement) (a Dispute). The Parties agree that the courts of the Dubai International Financial Centre, Emirate of Dubai, United Arab Emirates are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

18.1.2	The Parties agree that the civil courts of Fujairah shall have the exclusive jurisdiction to settle any dispute arising out of or in connection with the creation and transfer of any proprietary rights of the Parties in relation to the Istisna’ Development.

18.1.3	Notwithstanding Clauses 18.1.1 and 18.1.2, the Parties agree that the Investment Agent may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Investment Agent may take concurrent proceedings in any number of jurisdictions. This Clause 18.1.3 is for the benefit of the Investment Agent only.

18.2	State Immunity

18.2.1	Each Party acknowledges and agrees, to the extent relevant, that its execution, performance and delivery of this Agreement and the Istisna’ Agreement shall constitute a private commercial transaction entered into entirely in its commercial capacity.

18.2.2	To the extent that any Party may in any jurisdiction claim for itself or its assets immunity from legal proceedings, and to the extent that in any jurisdiction there may be attributed to any Party or its assets such immunity (whether claimed or not), that Party irrevocably and unconditionally and to the full extent permitted by the laws of the Relevant Jurisdiction:

(a)	agrees not to claim such immunity;

(b)	waives any such immunity which it or its assets now has or may in future acquire; and

(c)	consents, in any legal proceedings arising out of or in connection with this Agreement, the Istisna’ Agreement to the giving of relief by enforcement, execution (including the arrest, detention or sale of any state property) or attachment (whether before judgment, in aid of execution or otherwise) against any of its assets.

18.2.3	In relation to any legal proceedings that may be taken in England, the foregoing waiver of immunity shall have effect under, and be construed in accordance with, the State Immunity Act 1978.

18.2.4	For the purposes of this Clause 18.2:

legal proceedings includes any service of process, suit, judgment, execution, attachment (whether before judgment, in aid of execution, or otherwise), arbitral proceedings or other dispute resolution mechanisms; and

asset includes any asset not used solely for commercial purposes.

This Agreement is entered into by the Parties on the date stated at the beginning of this Agreement.

Execution Page of Master Istisna’ Agreement

The Seller

Signed by	)
)
duly authorised in accordance with the	)
laws of Fujairah Free Zone, United Arab	)
Emirates for and on behalf of Brooge	)
Petroleum and Gas Investment Company	)
FZC in the presence of:	)

Signature of witness	)

Name of witness:

Address of witness:

The Investment Agent

Signed by	)	/s/ Aqeel Bughio /s/ Omar Katri
)
authorised in accordance with the	)
laws of Abu Dhabi, United Arab Emirates for	)
and on behalf of National Bank of Abu	)
Dhabi PJSC - Islamic Banking Division in	)
the presence of:	)

Signature of witness	)

Name of witness:

Address of witness: